EXHIBIT 11.  COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                                 AND FULLY DILUTED BASES

                       Eli Lilly and Company and Subsidiaries

                                                  Year Ended December 31
                                                  ----------------------
                                               1996       1995       1994
                                               ----       ----       ----
                                            (Dollars in millions, except per-
                                             share data; shares in thousands)
          PRIMARY:
          Net income.......................  $1,523.5   $2,290.9   $1,286.1
          Preferred stock dividends........      (3.6)      -          -
                                              -------    -------    -------
          Adjusted net income..............   1,519.9    2,290.9    1,286.1
                                              =======    =======    =======

          Average number of common shares
             outstanding...................   546,827   569,026     578,378

          Add incremental shares:
            Stock plans and contingent payments13,105     8,655       4,614
                                              -------   -------     -------
          Adjusted average shares..........   559,932   577,681     582,992
                                              =======   =======     =======
          Primary earnings per share.......  $   2.71   $   3.97   $   2.21
                                              =======    =======    =======

          FULLY DILUTED:
          Net income.......................  $1,523.5   $2,290.9   $1,286.1
          Preferred stock dividends........      (3.6)      -          -
                                              -------   -------     -------
          Adjusted net income..............   1,519.9   2,290.9     1,286.1
                                              =======   =======     =======

          Average number of common shares
            outstanding....................  546,827    569,026     578,378

          Add incremental shares:
            Stock plans and contingent payments16,978    15,023       7,080
                                              -------   -------     -------
          Adjusted average shares..........   563,805   584,049     585,458
                                              =======   =======     =======
          Fully diluted earnings per share.  $   2.70   $   3.92   $   2.20
                                              =======    =======    =======

          Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common shares.